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Exhibit 4.2 SUBORDINATED CONVERTIBLE DEBENTURE, IN THE ORIGINAL PRINCIPAL AMOUNT
            OF $300,000 (THE "DEBENTURE"), ISSUED BY THE COMPANY TO NORMAN ROBERTS AND SHIRLEY ROBERTS

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                           COMTREX SYSTEMS CORPORATION

                       SUBORDINATED CONVERTIBLE DEBENTURE


$300,000.00                                                      October 2, 1997

THIS DEBENTURE HAS NOT BEEN REGISTERED PURSUANT TO THE SECURITIES ACT OF 1933 (THE "ACT") OR ANY STATE SECURITIES LAW AND MAY NOT BE SOLD, TRANSFERRED, PLEDGED OR OTHERWISE DISPOSED OF IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT UNDER THE ACT AS TO THE DEBENTURE OR AN OPINION OF COUNSEL SATISFACTORY TO THE COMPANY THAT SUCH REGISTRATION IS NOT REQUIRED.

         FOR VALUE RECEIVED, the undersigned, COMTREX SYSTEMS CORPORATION, a Delaware corporation (the "Company"), hereby promises to pay to NORMAN ROBERTS and SHIRLEY ROBERTS, or their registered assigns, the principal sum of THREE HUNDRED THOUSAND ($300,000.00) DOLLARS, as hereinafter provided, together with interest (computed on the basis of a three hundred sixty (360) day year of twelve (12) thirty (30) day months) on the unpaid principal balance of this Debenture from the date of this Debenture until paid, at the rate of eight percent (8%) per annum.

     1. PAYMENT.

         (a) Payments of the principal of and interest on this Debenture shall be made in lawful money of the United States of America at the principal executive offices of the Company.

         (b) Interest accruing on the outstanding principal balance of this Debenture during each calendar month shall be paid on the first day of the next calendar month, commencing on November 1, 1997.

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         (c) The principal balance of this Debenture, if any, outstanding on the
Expiration Date (as such term is defined hereinafter), shall be paid in twelve
(12) equal quarterly installments, on each January 1, April 1, July 1 and
October 1 occurring after the Expiration Date, with the first such installment being due and payable on January 1, 2001.

         (d) The outstanding principal balance of this Debenture, together with all accrued but unpaid interest thereon, may be prepaid, at the Company's option at any time prior to the Expiration Date, without penalty or premium, provided that (i) the average closing bid price for the Company's Common Stock in the over-the-counter market as reported by the National Association of Securities Dealers Automated Quotation System, or (ii) the average closing sale price on the primary exchange on which the Common Stock is traded, if the Common Stock is traded on a national securities exchange, shall have, for thirty (30) consecutive trading days ending on the fifth (5th) trading day prior to the date the Notice of Prepayment (as such term is defined hereinafter) is issued by the Company, equaled or exceeded $1.50 per share (subject to adjustment in the event of any stock splits or similar events). Notice of prepayment (the "Notice of Prepayment") shall be given by the Company to the registered holder of this Debenture not later than the sixtieth (60th) day before the date fixed for prepayment (the "Prepayment Date"). On and after the Prepayment Date, the registered holder of this Debenture shall have no rights with respect to this Debenture except to receive the payment in full of the then outstanding principal balance of this Debenture and all accrued, unpaid interest thereon.

         (e) The outstanding principal balance of this Debenture, together with all accrued but unpaid interest thereon, may be prepaid, at the Company's option at any time after the Expiration Date, without penalty or premium.

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     2. REGISTRATION AND TRANSFER.

         (a) The Company shall maintain at its principal executive offices a register for this Debenture, in which the Company shall record the name and address of the person in whose name this Debenture has been issued and the name and address of each transferee and prior owner thereof. The Company may deem and treat the person in whose name this Debenture is so registered as the holder and owner thereof for all purposes and all notices hereunder to the registered holder may be to the address indicated on such register.

         (b) This Debenture may be transferred only by the surrendering thereof for registration of transfer duly endorsed, or accompanied by a written instrument of transfer duly executed, by the registered holder. The Company may condition its registration of such transfer upon (a) the opinion of counsel acceptable to the Company that the transfer of the Debenture does not violate the Act or any State securities or blue sky laws, and (b) the payment to it of a sum sufficient to cover any stamp tax or other governmental charge imposed in respect of such transfer.

     3. RIGHT OF CONVERSION.

         (a) The registered holder of this Debenture at any time may convert the outstanding principal balance of this Debenture, in blocks of $20,000.00 or any multiple thereof, into shares of the Company's Common Stock, par value $0.001 per share (the "Common Stock"), as provided herein, at the rate (subject to adjustment as provided in Article 4 below) of one (1) share per $1.00 outstanding principal amount of this Debenture. Such right of conversion shall automatically terminate upon the earlier to occur of (i) 5:00 P.M., local time in Philadelphia, Pennsylvania, on October 1, 2000 (the "Expiration Date"), or
(ii) the Prepayment Date (as defined in Article 1 above).

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         (b) The right of conversion of this Debenture shall be exercised by the registered holder hereof giving written notice of exercise to the Company's Secretary, in form reasonably satisfactory to the Company, accompanied by this Debenture. Such notice shall be deemed to be given when received by the Secretary of the Company, and such notice shall be irrevocable once given. All interest on the principal amount of this Debenture being converted shall cease to accrue as of the effective date of the notice of exercise.

         (c) Within fifteen (15) days after any exercise of the conversion rights provided herein, the Company shall deliver to the registered holder of this Debenture a certificate (the "Conversion Certificate") for the number of shares of Common Stock to which such holder is entitled and, in the case of a conversion of less than all of the then outstanding principal balance of this Debenture, the Company shall cancel this Debenture upon the surrender hereof and shall execute and deliver a new debenture, of like tenor, for the principal balance remaining outstanding hereunder after the issuance of the Conversion Certificate. The Company may condition delivery of any Conversion Certificate upon the prior receipt from the registered holder of any undertakings that the Company may determine are required to insure that the certificate is being issued in compliance with all applicable federal and State securities laws.

         (d) The registered holder of this Debenture shall have no rights as a shareholder of the Company until a conversion of this Debenture and the issuance of a certificate representing shares of the Common Stock, as provided herein.

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     4. ADJUSTMENT FOR CAPITAL CHANGES.

         In the event of a stock dividend, stock split, recapitalization, combination, subdivision or other similar corporate change with respect to the capital stock of the Company, the Board of Directors of the Company shall make an appropriate adjustment in the aggregate number of shares into which this Debenture is convertible.

     5. EVENTS OF DEFAULT.

         (a) Subject to the subordination provisions contained in Article 6 hereof, if one or more of the following events of default shall occur:

               (i) The Company shall default in the payment of any principal of or interest on this Debenture, and such failure shall continue for thirty
(30) days; or

               (ii) The Company shall be declared, by a court of competent jurisdiction, a bankrupt or insolvent;

then during the continuance of any such event the registered holder of this Debenture may declare by written notice all the then unpaid principal amount of this Debenture to be due and payable, upon which the same shall forthwith become due and payable, together with the interest accrued thereon, without presentation, demand, protest or notice of dishonor, all of which the Company hereby waives.

         (b) Should the indebtedness represented by this Debenture or any part thereof be collected in any proceeding or placed in the hands of attorneys for collection, the Company agrees to pay, in addition to the principal and interest due and payable hereon, all costs of collecting this Debenture, including reasonable attorneys' fees and expenses.

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     6. SUBORDINATION.

         (a) The term "Senior Indebtedness" as utilized herein means the principal of, premium, if any, and interest on all indebtedness of the Company, whether outstanding on the date of this Debenture or thereafter created, incurred or assumed, in respect of borrowed money from any bank, savings and loan, insurance company or other financial institution.

         (b) Notwithstanding any contrary provision contained in this Debenture, in the event of (a) any liquidation, dissolution or other winding-up of the Company, or of any receivership, insolvency, bankruptcy, liquidation, readjustment, reorganization or other similar proceeding relative to the Company or its property, or (b) an event of default occurring and continuing with respect to any Senior Indebtedness of the Company, all Senior Indebtedness (including principal, interest, premium and penalty) shall be paid in full before any further payment (whether principal, interest or otherwise) shall be made with respect to this Debenture.

     7. MISCELLANEOUS.

         (a) If the date of any payment required by this Debenture be Saturday, Sunday or a bank holiday, such payment shall be payable on the first business day following such date.

         (b) The Company hereby expressly waives presentment, demand, protest or any other notice whatsoever.

         (c) This Debenture and the terms and provisions hereof shall be interpreted in accordance with the laws of New Jersey.

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         IN WITNESS WHEREOF, the Company has caused this Debenture to be executed, sealed and delivered on the date first above written.

                                            COMTREX SYSTEMS CORPORATION

                                            By: /s/ Jeffrey C. Rice
                                                --------------------------
                                                Jeffrey C. Rice, President

                                            Attest:

(Seal)                                      /s/ Lisa J. Mudrick
                                            ------------------------------------
                                            Lisa J. Mudrick, Assistant Secretary


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